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Exhibit 10AL


STOCK PURCHASE AGREEMENT

QUALITY DINING, INC.


THIS AGREEMENT dated as of the 31st day of December, 2000, by and between QUALITY DINING, INC., (hereinafter referred to as "Purchaser") and D&K Foods, Inc.. (hereinafter referred to as "Seller"). Statement of Facts

A. Seller is the holder of Thirty four thousand five hundred eighty (34,580) shares of the capital stock of Seller (the "Shares").

B. Purchase desires to purchase the Shares from Seller and Seller desires to sell the Shares to Purchaser under the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the mutual promises, the parties agree and stipulate as follows:

1. Purchase and Sale. Purchaser shall purchase the Shares from Seller and Seller shall sell the Shares to Purchaser for the price and upon the other terms set forth herein.

2. Purchase Price. Seller shall pay as total consideration for the Shares an amount equal to the greater of $2.75 per share or the product of (a) the number of Shares; and (b) the midpoint between $2.59 and the average closing price of Seller's stock as reported by NASDAQ on the ten consecutive trading days up to and including the trading day immediately preceding the Closing Date.

3. Closing. Closing shall occur on the 31st day of December, 2001 (the "Closing Date"), at the offices of Quality Dining, Inc., 4220 Edison

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Lakes Parkway, Mishawaka, Indiana, 46545, or at such other time and place mutually agreed upon by the parties.

4. Certificates and Payment of Shares. Seller shall deliver to Purchaser, on the Closing Date, certificate(s) duly executed and endorsed by Seller, for transfer to Purchaser. On the Closing Date, Purchaser shall wire to Seller the Purchase Price as defined in Paragraph 2 hereof to the account address specified in writing by Seller prior thereto.

5. Legend. Seller agrees to cause the certificates representing the Shares to be imprinted with the following Legend contemporaneously with the execution of this Agreement or as soon thereafter as practicable:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF DECEMBER 31, 2000, BY AND BETWEEN THE SHAREHOLDER AND QUALITY DINING, INC.

In furtherance of this provision, Seller authorizes Purchaser to take whatever actions Purchaser deems necessary or appropriate to effectuate the imprinting of the foregoing legend on the certificate(s) representing the Shares including, but not limited to, instructing Purchaser's transfer agent to imprint such legend on such certificate(s) without any further direction from Seller.

6. Voting Rights. From the date of this Agreement through and including the Closing Date, at each meeting of stockholders of Purchaser, Seller shall vote all Shares held by the Seller (a) for the nominees recommended by the Purchaser's Board of Directors; (b) on all proposals of any other stockholder of Purchaser, in accordance with the recommendation of the Purchaser's Board of Directors; and (c) on all other matters, as the Seller determines in its sole discretion.

7. Seller represents and warrants as follows: (a) that it is the sole record and beneficial owner of the Shares, has good and marketable title thereto, free and clear of all liens, mortgages, pledges, encumbrances, agreements, options, claims, security interests or restrictions of any kind or nature whatsoever; (b) that Seller has been advised about, and has been provided access to, all information regarding the affairs of Quality Dining, Inc., that it has deemed necessary to make an informed decision with respect to the sale of the Shares;
(c) that Seller has had the unrestricted opportunity to ask questions and receive answers concerning the business and prospects of Quality Dining, Inc., and to obtain any additional information that Quality Dining, Inc. possesses or can acquire without unreasonable effort or expense; (d) that Seller understands and agrees that Quality Dining, Inc. may from time to time purchase additional shares of Quality Dining, Inc. common stock from other shareholders at a greater price or premium per share than that being paid to Seller.

8. Further Assurances. Purchaser and Seller shall execute and deliver any further documents of whatsoever nature which may be reasonably necessary to effectuate and consummate the transaction set forth in this Agreement.

9. Applicable Law. This Agreement shall be subject to and governed by the laws of the State of Indiana.

10. Binding Effect. This Agreement shall bind the parties hereto, their legal representatives, their successors and assigns.

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11. Counterparts and Facsimiles. This Agreement may be executed by facsimile signature and/or in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

12. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements or representations and understandings.

13. Modification. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties.

14. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.


"Purchaser"                           "Seller"

QUALITY DINING, INC.                   D&K FOODS, INC.



By: ___________________                By: ___________________

John C. Firth                              Ken Wagnon
Executive Vice President and               President
  General Counsel



Allan P. Hillman
Fax No.(410) 332-8542(410) 951-6026
aph@nqgrg.com

February 28, 2001

VIA FACSIMILE 219-243-4377

John Firth, Esquire
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, IN 46545

Re:D&K v. Bruegger's

Dear John:

QDI and Messrs. Ken Wagnon, Dan Carney and D&K Foods (the "Stockholders") have agreed on an amendment to the Stock Purchase Agreements. The effective date is now February 28, 2001. The closing date of December 31, 2001 is unchanged. The Stockholders will furnish their stock certificates to QDI promptly. Please execute this letter


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below to signify QDI's agreement.


Thanks very much.

Yours very truly,

--------------------

Allan P. Hillman
APH/fy
cc:William C. Edgar, Esquire (via facsimile)
Steven K. Fedder, Esquire (via facsimile)
Ms. Sharol Rasberry (via facsimile)
W. Michael Garner, Esquire (via facsimile)


AGREED TO BY QUALITY DINING, INC.


By: _____________________________________